EXHIBIT-23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (File Number 333-120229) of MarketAxess Holdings Inc. of our report dated March 4, 2005, relating to the consolidated financial statements of MarketAxess Holdings Inc. and subsidiaries, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

New York, NY
March 29, 2005